Exhibit 99.1

Solar Senior Capital Announces June 30, 2011 Financial Results; Declares Increased Monthly Dividend of $0.08 Per Share for August 2011

NEW YORK--(BUSINESS WIRE)--August 2, 2011--Solar Senior Capital Ltd. (NASDAQ: SUNS), today reported earnings for the quarter ended June 30, 2011, its first full quarter of operations, of approximately $1.0 million, or 10 cents per share. The net asset value per share was $18.78 on June 30, 2011. Solar Senior Capital also announced that its Board of Directors has declared a monthly dividend of $0.08 per share, payable on September 2, 2011 to stockholders of record on August 19, 2011. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the calendar year.

“The August dividend marks our third consecutive dividend increase. We are committed to further growing the dividend as we continue to invest,” said Michael Gross, Chairman and CEO of Solar Senior Capital Ltd. “We are pleased with our progress in building a portfolio of senior secured loans with attractive risk-return profiles. During this initial investment period, we are maintaining our disciplined credit standards while steadily increasing investment income. We expect to finalize our credit facility shortly and use the proceeds to continue to expand our portfolio.”

During the quarter ended June 30, 2011, the Company originated $110 million par value of investments in the senior securities of nine new portfolio companies. Since Solar Senior Capital’s inception in March, the Company has originated over $130 million par value of senior secured debt in twelve portfolio companies.

On March 2, 2011, Solar Senior Capital Ltd. closed its initial public offering at $20.00 per share. A total of 9.0 million shares were sold through the IPO and over-allotment and an additional 0.5 million shares were sold through a concurrent private placement to management. A total of approximately $178.5 million was raised through the IPO and over-allotment sale (net of underwriting fees), and the private placement.

Conference Call and Webcast

The Company will host an earnings conference call and audio webcast at 11:00 a.m. (Eastern Time) on Wednesday, August 3, 2011. All interested parties may participate in the conference call by dialing (800) 299-7098 approximately 5-10 minutes prior to the call, international callers should dial (617) 801-9715. Participants should reference Solar Senior Capital Ltd. and the participant passcode of 39437855 when prompted. Following the call you may access a replay of the event via audio webcast. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Senior Capital’s website, www.solarseniorcap.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Senior Capital website.

Financial Statements and Tables

SOLAR SENIOR CAPITAL LTD. CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES (in thousands, except per share amounts)

June 30, 2011
(unaudited)
Assets
Investments at value:
Companies less than 5% owned (cost: $131,490)	$131,808
Total investments	131,808

Cash and cash equivalents	60,917
Interest receivable	1,082
Prepaid expenses and other receivables	256
Total Assets	194,063

Liabilities
Payable for investments purchased	14,925
Due to Solar Capital Partners LLC:
Investment advisory and management fee payable	156
Capital gains incentive fee payable	64
Due to Solar Capital Management LLC	75
Offering costs payable	215
Other accrued expenses and payables	213
Total Liabilities	15,648

Net Assets
Common stock, par value $0.01 per share 9,500,100 shares issued and outstanding, 200,000,000 authorized	95
Paid in capital in excess of par	177,803
Undistributed net investment income	199
Net unrealized appreciation	318
Total Net Assets	178,415

Number of shares outstanding	9,500,100
Net Asset Value Per Share	$18.78

SOLAR SENIOR CAPITAL LTD. CONSOLIDATED STATEMENT OF OPERATIONS (in thousands, except per share amounts)

	For the three months ended June 30, 2011	For the period January 28, 2011(1) to June 30, 2011
	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest income from companies less than 5% owned	$1,405	$1,462
Total investment income	1,405	1,462

EXPENSES:
Investment advisory and management fees	156	156
Incentive fee on capital gains	36	64
Administrative service fee	92	119
Insurance expense	99	141
Audit and tax preparation	73	111
Director's fees	47	61
Legal expense	30	40
Other general and administrative expenses	78	96
Total operating expenses	611	788
Net investment income	794	674

Net change in unrealized gain on investments:
Companies less than 5% owned	180	318
Net change in unrealized gain	180	318

Net unrealized gain on investments	180	318

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$974	$992

Earnings per share	$0.10	$0.13

(1) Commencement of operations

ABOUT SOLAR SENIOR CAPITAL LTD.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form senior secured loans including first lien, unitranche, and second lien debt instruments.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Senior Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Senior Capital Ltd.
Nick Radesca, 212-993-1660